EXHIBIT 99.1

CONTACT:

Jill Smith

Senior Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Reports Fourth Quarter and Full Year 2007 Results

Watertown, MA (March 4, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter and year ended December 31, 2007 and reviewed progress in its development programs.

“We have accomplished a great deal in the past several months,” said Dr. Alan W. Dunton, Panacos’ President and Chief Executive Officer. “In addition to wrapping up our dose escalation of bevirimat, we have successfully determined the means to identify patients who are likely to respond to bevirimat, which will help in future studies of our lead compound and will fit into practice patterns for HIV physicians. Additionally, we have selected a lead compound in our first-in class oral HIV fusion inhibitor program. On the corporate front, we are confident we now have the right team of people in place to see bevirimat through to commercialization.”

Financial Highlights:

For the fourth quarter of 2007, Panacos reported a net loss of $9.3 million or $0.17 per share versus a net loss of $8.7 million or $0.17 per share for the fourth quarter of 2006. Revenue from research funding in the fourth quarter of 2007 decreased to $22,000 from $25,000 for the fourth quarter of 2006. Net loss for the 12 months ended December 31, 2007 was $37.5 million or $0.70 per share, compared to $38.1 million, or $0.75 per share for the 12 months ended December 31, 2006.

Research and development expenses in the fourth quarter of 2007 decreased to $6.2 million from $6.6 million in the fourth quarter of 2006, primarily as a result of decreased activity in the Company’s development programs. Research and

Panacos Reports Fourth Quarter and Full Year 2007 Results – Page 2

development expenses increased slightly for the full year 2007 to $25.1 million compared to $24.5 million for the full year 2006. General and administrative expenses in the fourth quarter of 2007 increased slightly to $3.1 million from $3.0 million in the fourth quarter of 2006. General and administrative expenses decreased for the full year 2007 to $12.8 million from $17.4 million for the full year 2006.

Unrestricted cash, cash equivalents and marketable securities were $51.9 million at December 31, 2007. As of December 31, 2007 the Company had approximately 53.5 million common shares outstanding.

Recent Business Highlights:

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Earlier today, the Company announced that it has discovered certain factors that predict response to bevirimat, its lead HIV maturation inhibitor. The Company has completed its dose-ranging study of five treatment-experienced patient cohorts with doses ranging up to 400 mg daily and provided preliminary analysis of the completed study results. Patients who had the predictors of response and effective bevirimat target blood levels had a mean viral load reduction of 1.26 log10. Patients who are most likely to respond to bevirimat treatment can be assessed with a simple, rapid, and inexpensive test that fits into existing clinical practice. The active dose range and plasma concentrations required for optimal response to bevirimat have been determined and are achievable using existing solid or liquid formulations. Clinically, bevirimat’s adverse event profile was indistinguishable from placebo across all doses in the study.

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The Company has recently selected a lead compound in its oral HIV fusion inhibitor program. Panacos plans to move this compound, PA-161, forward into pre-clinical safety testing prior to potential evaluation in human clinical studies.

Panacos Reports Fourth Quarter and Full Year 2007 Results – Page 3

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The Company announced the appointment of Jane Pritchett Henderson as Chief Financial and Business Officer. Ms. Henderson has over 19 years of experience in finance for health care companies, having completed deals and engagements for more than 90 life-sciences companies. Before joining Panacos, Ms. Henderson was a Managing Director at HSBC’s investment banking division covering biotechnology companies, where she was responsible for global origination and execution of biopharmaceutical business on a new investment banking platform. Prior to HSBC, Ms. Henderson was with CIBC World Markets, where she was a Managing Director in the health care group. Earlier in her career, she held senior positions in healthcare investment banking at Lehman Brothers and Salomon Smith Barney (Citigroup).

Panacos will hold a conference call today to discuss the fourth quarter and full year results and the Company’s development programs at 4:30 p.m. (EST). The conference call can be accessed via the web at www.panacos.com or by dialing 800.573.4840 (domestic) or 617.224.4326 (international), between 4:15 and 4:25 p.m. and entering the passcode 99600142. A replay of the conference call will be available from 6:30 p.m. on March 4, 2008 through April 3, 2008, and can be accessed via the web at www.panacos.com or by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888 with passcode 99073711.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos Reports Fourth Quarter and Full Year 2007 Results – Page 4

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed 11 clinical studies of bevirimat in over 485 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$22	$25	$180	$284
Operating expenses:
Research and development	6,218	6,572	25,090	24,548
General and administrative	3,059	2,964	12,840	17,431
Impairment and contract related charges	—	—	1,272	—

Total operating expenses	9,277	9,536	39,202	41,979

Loss from operations	(9,255)	(9,511)	(39,022)	(41,695)
Interest income	671	831	2,705	3,616
Interest expense	(763)	(22)	(1,127)	(25)
Other income (expense), net	(2)	(3)	(15)	(6)

Net loss	$(9,349)	$(8,705)	$(37,459)	$(38,110)

Basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.70)	$(0.75)
Weighted average shares used in calculation of basic and diluted net loss per share	53,534	51,246	53,145	50,523

PANACOS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2007	December 31, 2006
Cash, cash equivalents & marketable securities	$51,895	$60,766
Other current assets	1,203	2,211
Restricted cash, long-term	494	494
Property and equipment, net	1,045	2,122
Other assets	1,073	60

Total assets	$55,710	$65,653

Accounts payable and accrued expenses	$6,928	$6,149
Current debt obligations	416	361
Capital lease obligations	97	—
Other long-term liabilities	370	189
Long-term debt	18,798	—
Deferred rent, long-term	231	270
Stockholders' equity	28,870	58,684

Total liabilities and stockholders' equity	$55,710	$65,653